SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 20, 2007

W.W. Grainger, Inc.

(Exact Name of Registrant as Specified in its Charter)

Illinois

(State or Other Jurisdiction of Incorporation)

1-5684	36-1150280
(Commission File Number)	(I.R.S. Employer Identification No.)

100 Grainger Parkway, Lake Forest, Illinois	60045-5201
(Address of Principal Executive Offices)	(Zip Code)

(847) 535-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 20, 2007, in connection with the restored repurchase authority referred to in Item 7.01 below, the Registrant entered into an accelerated share repurchase agreement to purchase approximately $500 million of its outstanding common stock from Goldman Sachs & Co. (“GSC”). The exact purchase price per share and number of shares to be delivered by GSC will be fixed in accordance with the agreement, which is expected to have a term not to exceed eight months. The agreement will be settled at its conclusion with the Registrant either receiving or paying a settlement amount based on the volume weighted average price of the Registrant’s common stock during the term of the agreement. The Registrant may elect to receive or pay any settlement amount in cash or shares of its common stock.

Item 7.01.	Regulation FD Disclosure.

On August 20, 2007, the Registrant issued a press release announcing that its Board of Directors had restored the Registrant’s authorization for repurchase of shares of its common stock to a total of 10 million shares. In connection with the restored repurchase authority, the Registrant entered into an accelerated share repurchase agreement to purchase approximately $500 million of its outstanding common stock from Goldman Sachs & Co. (“GSC”). A copy of the press release is attached as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits (numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Document Description
99	Press release issued by the Company on August 20, 2007.*

*	This exhibit is intended to be furnished and shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W.W. GRAINGER, INC.

Dated: August 20, 2007	By:	/s/ John L. Howard
John L. Howard Senior Vice President and General Counsel

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